EXHIBIT 5.1

                        GOLDFARB, LEVY, ERAN, MEIRI & CO.

                                  June 20, 2006


TTI Team Telecom International Ltd.
7 Martin Gehl Street
Kiryat Aryeh, Petach Tikva
Israel

Dear Sirs:

     We refer to the Registration Statement on Form F-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of TTI Team Telecom International Ltd. (the "Company"), relating to a total of 4,408,123 of the Company's ordinary shares, NIS 0.50 par value per share ("Ordinary Shares").

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the above shares pursuant to Israeli law, and that the Ordinary Shares being registered pursuant to the Registration Statement are duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                           Very truly yours,

                                           /s/ Goldfarb, Levy, Eran, Meiri & Co.
                                           Goldfarb, Levy, Eran, Meiri & Co.